FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-133007 Dated September 27, 2007 (To the Prospectus dated April 5, 2006 and Prospectus Supplement dated July 3, 2006)

100% Principal Protection Absolute Return Barrier Notes
Investment Strategies for Uncertain Markets
HSBC USA Inc. $[●] Notes linked to the MSCI® EAFE Index due on or about April 30, 2009

Investment Description
100% Principal Protection Absolute Return Barrier Notes are notes issued by HSBC USA Inc. (“HSBC”) linked to the performance of the MSCI® EAFE Index (the ‘‘index’’). The notes provide an opportunity to hedge your exposure to the stocks constituting the index while benefiting from any moderately positive or moderately negative performance of the index. If the index never closes a certain percentage above or below the index starting level (which percentage we refer to as the ‘‘absolute return barrier’’ and which, along with the index starting level, will be determined on the trade date), at maturity, per note you will receive the principal amount plus a return based on the absolute value of the return on the index from, and including, the trade date to, and including, the final valuation date (the “observation period”). Otherwise, at maturity you will receive only your principal amount.

Features

❑ Hedging Opportunity—You have the potential to hedge your exposure to the constituent stocks of the index while benefiting from any moderately positive or moderately negative performance over the 18-month term of the notes.
❑ Potential for Equity-Linked Performance—If the index never closes above the upper index barrier or below the lower index barrier during the observation period, you will receive an equity-based return that may exceed the return you could receive on traditional fixed income investments.
❑ Preservation of Capital—At maturity, you will receive a cash payment equal to at least 100% of your principal amount.
❑ Diversification—The notes provide diversification within the equity portion of your portfolio through exposure to the MSCI® EAFE Index.

Key Dates*

Trade Date	October 26, 2007
Settlement Date	October 31, 2007
Final Valuation Date	April 27, 2009
Maturity Date	April 30, 2009

*  The notes are expected to price on or about October 26, 2007 and settle on or about October 31, 2007. In the event we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the securities remains the same.

Note Offering
These preliminary terms relate to a note offering linked to the index with an absolute return barrier.  The absolute return barrier will be set on the trade date. The notes are offered at a minimum investment of $1,000.

Notes	Absolute Return Barrier	Index Starting Level	Upper Index Barrier	Lower Index Barrier	CUSIP	ISIN
Notes linked to the MSCI® EAFE Index	[22.00% to 25.00]%	[●]	[●]	[●]	40428H 730	US40428H7301

See “Additional Information about HSBC USA Inc. and the Notes” on page 2. The notes offered will have the terms specified in the accompanying base prospectus dated April 5, 2006, the accompanying prospectus supplement dated July 3, 2006, and the terms set forth herein. See “Key Risks” on page 4 and the more detailed “Risk Factors” beginning on page S-3 of the accompanying prospectus supplement for risks related to the notes and the index.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document, the accompanying base prospectus, prospectus supplement and any other related prospectus supplements. Any representation to the contrary is a criminal offense. The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.
The notes will not be listed on any U.S. securities exchange or quotation system. See “Supplemental Plan of Distribution” on page 10 for information relating to the distribution arrangement.

Offering of Notes	Price to Public		Underwriting Discount		Proceeds to HSBC
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the MSCI® EAFE Index	[●]	100%	[●]	1.75%	[●]	98.25%

UBS Financial Services Inc.	HSBC USA Inc.

Additional Information about HSBC and the Notes

This free writing prospectus relates to one note offering linked to the index identified on the cover page. The index referred to in this free writing prospectus is a reference asset as defined in the prospectus supplement. The purchaser of a note will acquire a security linked to the index. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the note offering relates to the index identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the index, or as to the suitability of an investment in the notes.

You should read this document together with the prospectus dated April 5, 2006 and the prospectus supplement dated July 3, 2006. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 4 of this free writing prospectus and in “Risk Factors” beginning on page S-3 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

HSBC USA Inc. has filed a registration statement (including a prospectus and prospectus supplement) with the U.S. Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.

Alternatively, HSBC USA Inc. or any dealer participating in this offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1 888 800 4722.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦ Prospectus supplement dated July 3, 2006:
www.sec.gov/Archives/edgar/data/83246/000110465906045146/a06-14758_3424b2.htm

♦ Prospectus dated April 5, 2006:
www.sec.gov/Archives/edgar/data/83246/000110465906022455/a05-22289_1s3asr.htm

As used herein, references to “HSBC”, “we,” “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated July 3, 2006 and references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated April 5, 2006.

Investor Suitability
The notes may be suitable for you if:

♦     You seek an 18-month investment with a return linked to the absolute return of the index, provided the performance of the index does not breach the absolute return barrier during the observation period.

♦     You seek an investment that offers 100% principal protection on the notes when held to maturity.

♦     You believe the performance of the index will be moderately positive or moderately negative over the observation period, and that the closing level of the index is unlikely to exceed on any scheduled trading day the upper index barrier or the lower index barrier.

♦     You are willing to forego dividends paid on the stocks included in the index.

♦     You do not seek current income from this investment.

♦     You are willing to hold the notes to maturity, and you are aware that there may be little or no secondary market for the notes.

♦     You are willing to invest in the notes based on the range indicated for the absolute return barrier.

The notes may not be suitable for you if:

♦     You believe the performance of the index will not be moderate and may exceed the range of the upper index barrier or the lower index barrier on a scheduled trading day over the observation period.

♦     You seek an investment that is exposed to the full potential appreciation of the index, without a cap on the maximum gain on the return of the notes.

♦     You prefer to receive the dividends paid on any stocks included in the index.

♦     You seek current income from this investment..

♦     You are unable or unwilling to hold the securities to maturity.

♦     You seek an investment for which there will be an active secondary market.

Indicative Terms

Issuer	HSBC USA Inc. (Aa3/AA-)[1]
Principal Amount (per note)	$10
Term	18 months[2]
Payment at Maturity (per note)	Principal amount plus the variable return
Variable Return
A) If the closing level of the index is never greater than the upper index barrier or less than the lower index barrier on any scheduled trading day during the observation period, your variable return will equal the product of your principal amount multiplied by the absolute index return, calculated as follows:
($10.00 x Absolute Index Return)
or
B) If the closing level of the index is greater than the upper index barrier or less than the lower index barrier on any scheduled trading day during the observation period, regardless of what the index ending level is, your variable return will equal:
0%

Absolute Index Return	Absolute value of: Index Ending Level — Index Starting Level Index Starting Level
Index Starting Level	[●], representing the closing level of the index on the trade date.
Index Ending Level	The closing level of the index on the final valuation date.
Closing Level
The closing level on any scheduled trading day during the observation period will be the closing level of the index as determined by the calculation agent based upon determinations with respect thereto made by the reference sponsor and displayed on Bloomberg page “MXEA <INDEX>”.

Observation Period	The period starting on, and including, the trade date and ending on, and including the final valuation date.
Upper Index Barrier	[●], representing [122.00 - 125.00%] of the index starting level (to be determined on the trade date).
Lower Index Barrier	[●], representing [75.00 - 78.00%] of the index starting level (to be determined on the trade date).

Determining Payment at Maturity

 You will receive a cash payment at maturity equal to the principal amount of your notes or $10 per note.

The absolute return barrier limits your potential upside return. However, the absolute return barrier also allows you to benefit from both positive and negative performance if the closing level of the index is never greater than the upper index barrier or less than the lower index barrier on any scheduled trading day during the observation period. If the closing level of the index is greater than the upper index barrier or less than the lower index barrier on any scheduled trading day during the observation period, you will receive only your principal amount.

1 HSBC USA Inc. is rated Aa3 by Moody’s and AA- by Standard & Poor’s. A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. The notes themselves have not been independently rated. Each rating should be evaluated independently of any other rating. However, because the return on the notes is dependent upon factors in addition to our ability to pay our obligations under the notes, such as the trading level of the index, an improvement in our credit ratings, financial condition or results of operations is not expected to have a positive effect on the trading value of the notes.
2 In the event that we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the notes is 18 months.

Illustrative Examples and Return Table of the Notes at Maturity
The following examples are provided for illustration purposes only and are hypothetical; they do not purport to be representative of every possible scenario concerning increases or decreases in the level of the index relative to its index starting level. We cannot predict the index ending level of the index on the final valuation date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical index starting level used in the illustrations below is not the actual index starting level of the index. You should not take these examples as an indication or assurance of the expected performance of the index. All prices in the illustrative examples are denominated in USD and rounded to the nearest penny.

The following examples and table illustrate the payment at maturity for a $10.00 note on a hypothetical offering of the notes, with the following assumptions:*

Principal Amount:	$10.00 (per note)
Index Starting Level:	2,100.00 (hypothetical)
Principal Protection:	100% at maturity
Term:	18 months
Absolute Return Barrier:	23.50%
Upper Index Barrier:	2,593.50, which is 23.50% above the index starting level
Lower Index Barrier:	1,606.50, which is 23.50% below the index starting level
Observation Period:	The period starting on the trade date and ending on, and including, the final valuation date

*The actual index starting level, upper index barrier, and lower index barrier will be set on the trade date.

Example 1 — If the level of the index increases over the observation period by 15% and the closing level of the index is never greater than the upper index barrier or less than the lower index barrier on any scheduled trading day during the observation period, investors would receive a payment at maturity equal to the principal amount of each note plus the variable return, as expressed below:

Payment at maturity per $10.00 note principal amount	=	$10.00 + ($10.00 × (absolute index return))
	=	$10.00 + ($10.00 × (15%))
	=	$11.50

Example 2 — If the level of the index decreases over the observation period by -15% and the closing level of the index is never greater than the upper index barrier or less than the lower index barrier on any scheduled trading day during the observation period, investors would receive a payment at maturity equal to the principal amount of each note plus the variable return, as expressed below:

Payment at maturity per $10.00 note principal amount	=	$10.00 + ($10.00 × (absolute index return))
	=	$10.00 + ($10.00 × (15%))
	=	$11.50

Example 3 — If the closing level of the index is greater than the upper index barrier or less than the lower index barrier of on any scheduled trading day during the observation period, investors would receive $10.00 at maturity for each note regardless of the performance of the index during the observation period. If the closing level of the index is greater than the upper index barrier or less than the lower index barrier on any scheduled trading day during the observation period, investors may receive a return that is less than the return they would receive on a conventional debt offering.

		No Index Closing Outside Absolute Return Barrier**			An Index Closing Outside Absolute Return Barrier
Index Ending Level	Index Return	Variable Return ($)*	Payment at Maturity ($)*	Return on Note (%)*	Variable Return ($)	Payment at Maturity ($)	Return on Note (%)
4,200	100.00%	N/A	N/A	N/A	$0.00	$10.00	0.00%
3,780	80.00%	N/A	N/A	N/A	$0.00	$10.00	0.00%
3,360	60.00%	N/A	N/A	N/A	$0.00	$10.00	0.00%
2,940	40.00%	N/A	N/A	N/A	$0.00	$10.00	0.00%
2,593.50	23.50%	$2.35	$12.35	23.50%	$0.00	$10.00	0.00%
2,415	15.00%	$1.50	$11.50	15.00%	$0.00	$10.00	0.00%
2,310	10.00%	$1.00	$11.00	10.00%	$0.00	$10.00	0.00%
2,205	5.00%	$0.50	$10.50	5.00%	$0.00	$10.00	0.00%
2,100	0.00%	$0.00	$10.00	0.00%	$0.00	$10.00	0.00%
1,995	-5.00%	$0.50	$10.50	5.00%	$0.00	$10.00	0.00%
1,890	-10.00%	$1.00	$11.00	10.00%	$0.00	$10.00	0.00%
1,785	-15.00%	$1.50	$11.50	15.00%	$0.00	$10.00	0.00%
1,606.50	-23.50%	$2.35	$12.35	23.50%	$0.00	$10.00	0.00%
1,260	-40.00%	N/A	N/A	N/A	$0.00	$10.00	0.00%
840	-60.00%	N/A	N/A	N/A	$0.00	$10.00	0.00%
420	-80.00%	N/A	N/A	N/A	$0.00	$10.00	0.00%
0	-100.00%	N/A	N/A	N/A	$0.00	$10.00	0.00%

* Numbers have been rounded for ease of analysis
** Calculation assumes that the index never closes above the upper index barrier or below the lower index barrier on any scheduled trading day during the observation period
*** Calculation assumes that the index closes above the upper index barrier or below the lower index barrier on at least one scheduled trading day during the observation period

The notes are intended to be held to maturity. They are not intended to be short-term trading instruments. The price at which you will be able to sell your notes prior to maturity may be at a substantial discount from the principal amount of the notes, even in cases where the level of the index has appreciated since the pricing date of the notes. The potential returns described here assume that your notes are held to maturity.

What Are the Tax Consequences of the Notes?
In the opinion of Cadwalader, Wickersham & Taft LLP, our special U.S. tax counsel, the following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the notes. This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions specifically addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the notes. Under one approach, the notes should be treated as contingent payment debt instruments. We intend to treat the notes consistent with this approach and pursuant to the terms of the notes, you agree to treat the notes under this approach for all U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments” in the prospectus supplement for additional information on certain U.S. federal income tax considerations applicable to notes that are treated as contingent payment debt instruments.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the notes, other characterizations and treatments are possible. As a result, the timing and character of income in respect of the notes might differ from the treatment described above. You should carefully consider the discussion of all potential tax consequences as set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement.

THIS DOCUMENT WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE, OR LOCAL TAX PENALTIES. THIS DOCUMENT WAS WRITTEN AND PROVIDED BY THE ISSUER IN CONNECTION WITH THE PROMOTION OR MARKETING BY THE ISSUER AND/OR ANY BROKER-DEALERS OF THE NOTES. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

Key Risks
An investment in the notes involves significant risks. Some of the risks that apply to the notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the notes generally in the “Risk Factors” section of the accompanying prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

♦    The notes are principal protected only if you hold the notes until maturity — If you sell your notes prior to maturity, you may receive less than the principal amount per note.

♦    The notes will not be listed on any securities exchange or quotation system — We intend to offer to purchase the notes in the secondary market but are not required to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which we are willing to buy the notes.

♦    The notes will not bear interest — As a holder of the notes, you will not receive periodic interest payments. The overall return you earn on your notes, if any, may be lower than interest payments you would receive by investing in a conventional fixed-rate or floating-rate debt security having the same maturity date and issuance date as the notes.

♦    The amount you receive at maturity per note may not be greater than the principal amount— If on any scheduled trading day, during the observation period, the closing level of the index is greater than the upper index barrier or less than the lower index barrier, the variable return on the notes will be equal to zero. Accordingly in such a circumstance, at maturity, you would receive only the principal amount of your notes.

♦    Your ability to participate in the performance of the index is limited — Your ability to participate in the performance of the index over the term of the notes is limited to the range between, and including, the upper index barrier and the lower index barrier. Therefore, the variable return is capped at the absolute return barrier.

♦    Credit of issuer - An investment in the notes is subject to the credit risk of HSBC, and the actual and perceived creditworthiness of HSBC may affect the market value of the notes.

♦    If the closing level of the index on any scheduled trading day during the observation period is greater than the upper index barrier or less than the lower index barrier, the market value of the notes will decrease — If the closing level of the index on any scheduled trading day during the observation period is greater than the upper index barrier or less than the lower index barrier, regardless of what the index ending level is, your cash settlement value will be equal to the principal amount at maturity. As such, the market value of the notes may decline below the principal amount of the notes. If you try to sell your notes on the secondary market prior to maturity in these circumstances, you may receive less than the principal amount per note.

♦    Potential HSBC impact on price - Trading of transactions by HSBC or its affiliates in the underlying index and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying index, may adversely affect the market price of the underlying index and , therefore the market value of the notes.

♦    Potential conflict of interest - HSBC and its affiliates may engage in business with the issuers of the stocks comprising the underlying index, which may presents a conflict between the obligations of HSBC and you, as holder of the notes. The calculation agent, an affiliate of the issuer, will determine the index ending level and payment at maturity based on observed levels of the underlying index in the market. The calculation agent can postpone the determination of the index ending level or the maturity date if a market disruption event occurs and is continuing on the final valuation date.

♦    Potentially inconsistent research, opinions or recommendations by HSBC - HSBC and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the notes. Any such research, opinions or recommendations could affect the value of the underlying index or the stocks included in such index, and therefore the market value of the notes.

♦    The absolute index return for the notes will not be adjusted for changes in exchange rates - While the stocks included in the index in currencies other than the U.S. dollar, the absolute index return is not adjusted for changes in exchange rates. Therefore, if the currencies in which the stocks included in the index are denominated appreciate or depreciate relative to the U.S. dollar over the term of the notes, you will not receive any additional payment or incur any reduction in payment at maturity.

♦    Non-U.S. securities markets risks - The stocks included in the index are issued by companies publicly traded in countries other than the United States. Because of the global nature of these issuers, investments in notes linked to the value of these equity securities involve particular risks. For example, non-U.S. securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the issuers of stocks included in the index will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the stocks included in the index may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

Market Disruption Event
If the final valuation date is not a scheduled trading day, then the final valuation date will be the next scheduled trading day. If a market disruption event (as defined below) exists on the final valuation date, then the final valuation date will be the next scheduled trading day for which there is no market disruption event. If a market disruption event exists on eight consecutive scheduled trading days, then that eighth scheduled trading day will be the final valuation date, and the calculation agent will determine the index ending level of the index on that date in good faith and in its sole discretion. If the final valuation date is postponed, then the maturity date will also be postponed until the third business day following the postponed final valuation date.

“Market disruption event” for the index means any scheduled trading day on which any relevant exchange or related exchange fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which we determine is material:

(a) The occurrence or existence of a condition specified below at any time:

(i) Any suspension of or limitation imposed on trading by any relevant exchanges or related exchanges or otherwise, (A) relating to securities that comprise 20 percent or more of the level of the index or (B) in futures or options contracts relating to the index on any related exchange; or

(ii) Any event (other than any event described in (b) below) that disrupts or impairs the ability of market participants in general (A) to effect transactions in, or obtain market values for securities that comprise 20 percent or more of the level of the index or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the index on any relevant related exchange; or

(b) The closure on any scheduled trading day of any relevant exchange relating to securities that comprise 20 percent or more of the level of the index or any related exchange prior to its scheduled closing time (unless the earlier closing time is announced by the relevant exchange or related exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the exchange and (ii) the submission deadline for orders to be entered into the relevant exchange or related exchange for execution at the close of trading on that day).

“Related exchange” means each exchange or quotation system on which futures or options contracts relating to the index are traded, or any successor or temporary substitute for such exchange or quotation system (provided we have determined, for a substitute exchange or quotation system, that liquidity on such substitute is comparable to liquidity on the original related exchange).

“Relevant exchange” means any exchange on which securities then included in the index trade.

“Scheduled closing time” means the scheduled weekday closing time of the relevant exchange or related exchange, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled trading day” means any day on which all of the relevant exchanges and related exchanges are scheduled to be open for trading for each security then included in the index.

The MSCI EAFE Index (the “index")

We have derived all information relating to the index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available sources. The index is a stock index calculated, published and disseminated daily by Morgan Stanley Capital International Inc. (“MSCI®”), a majority-owned subsidiary of Morgan Stanley, through numerous data vendors, on the MSCI® website and in real time on Bloomberg Financial Markets and Reuters Limited.

The index is intended to provide performance benchmarks for the developed equity markets in Australia and New Zealand and in Europe and Asia, which are Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

Index Calculation

The index is a free float weighted average of the U.S. dollar values of all of the equity securities (the “index stocks”) constituting the MSCI® indexes for the 21 selected countries (the “component country indices”). Each component country index is a sampling of equity securities across industry groups in such country’s equity markets.

Prices used to calculate the index stocks are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange in each market. Closing prices are converted into U.S. dollars using the closing exchange rates calculated by The WM Company at 5:00 P.M. Central Europe Time. The U.S. dollar value of the index is calculated based on the free float-adjusted market capitalization in U.S. dollars of the index stocks. The index was launched on December 31, 1969 at an initial value of 100.

Maintenance of the Index and the Component Country Indices.

In order to maintain the representativeness of the index, structural changes to the index as a whole may be made by adding or deleting component country indices and the related index stocks. Currently, such changes in the index may only be made on four dates throughout the year: after the last scheduled index close of each February, May, August and November.

MSCI® may add additional component country indices to the index or subtract one or more of its current component country indices prior to the expiration of the offered notes. Any such adjustments are made to the index so that the value of the index at the effective date of such change is the same as it was immediately prior to such change.

Each component country index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining each component country index, emphasis is also placed on its continuity, replicability and on minimizing turnover in the index.

MSCI® classifies index maintenance in three broad categories. The first consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the indices in which they occur. The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events. The third category consists of full component country index reviews that systematically re-assess the various dimensions of the equity universe for all countries simultaneously and are conducted on a fixed annual timetable.

Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the indices at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

The quarterly index review process is designed to ensure that the indices continue to be an accurate reflection of evolving equity markets. This goal is achieved by rapidly reflecting significant market driven changes that were not captured in the index at the time of their actual occurrence and that should not wait until the annual full component country index review due to their importance. These quarterly index reviews may result in additions and deletions of index stocks from a component country index and changes in “foreign inclusion factors” and in number of shares. Additions and deletions to index stocks may result from: the addition or deletion of securities due to the significant over or under-representation of one or more industry groups as a result of mergers, acquisitions, restructurings or other major market events affecting the industry group; the addition or deletion of securities resulting from changes in industry classification, significant increases or decreases in free float or relaxation/removal or decreases of foreign ownership limits not implemented immediately; the additions of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; the replacement of securities resulting from the review of price source for index stocks with both domestic and foreign board quotations; and the addition or deletion of securities as a result of other market events.

Significant changes in free float estimates and corresponding changes in the foreign inclusion factor for index stocks may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI®’s pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and changes in the foreign inclusion factor as a result of other events of similar nature. Changes in the number of shares are generally small and result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments or share buybacks. The implementation of changes resulting from quarterly index reviews occurs on only three dates throughout the year: as of the close of the last business day of February, August and November. The results of the quarterly index reviews are announced at least two weeks prior to their implementation. Any country may be impacted at the quarterly index review.

The annual full component country index review includes a re-appraisal of the free float-adjusted industry group representation within a country relative to the 85% target, a detailed review of the shareholder information used to estimate free float for component and non-index stocks, updating the minimum size guidelines for new and existing index stocks, as well as changes typically considered for quarterly index reviews. During a full component country index review, securities may be added or deleted from a component country Index for a range of reasons, including the reasons discussed in the preceding sentence and the reasons for index stocks changes during quarterly index reviews as discussed above. The results of the annual full component country index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day in May. Index maintenance also includes monitoring and completing the adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs. Index maintenance of the component country indices is reflected in the index.

Selection of Index Stocks and Calculating and Adjusting for Free Float.

The selection of the index stocks for each component country index is based on the following guidelines:

I.	Define the universe of listed securities within each country;

II.	Adjust the total market capitalization for each security for its respective free float available to foreign investors;

III.	Classify securities into industry groups under the Global Industry Classification Standard ; and

IV.	Select securities for inclusion according to MSCI®’s index construction rules and guidelines.

To determine the free float of a security, MSCI® considers the proportion of shares of such security available for purchase in the public equity markets by international investors. In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

MSCI® will then derive a “foreign inclusion factor” for the company that reflects the percentage of the total number of shares of the company that are not subject to strategic shareholdings and/or foreign shareholder ownership or investment limits. MSCI® will then “float-adjust” the weight of each constituent company in an index by the company’s foreign inclusion factor. Typically, securities with a free float adjustment ratio of.15 or less will not be eligible for inclusion in MSCI®’s indices.

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security. These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI®.

License Agreement between Morgan Stanley Capital International Inc. and HSBC USA Inc.
We expect to enter into a non-exclusive license agreement with Morgan Stanley Capital International Inc. (“MSCI®”), whereby HSBC USA Inc., in exchange for a fee, will be permitted to use the index in connection with the offer and sale of the offered notes. We are not affiliated with MSCI® and the only relationship between MSCI® and HSBC USA Inc. is the licensing of the use of the index and trademarks relating to the index.

The MSCI® indexes are the exclusive property of MSCI®. MSCI® and the MSCI® index names are service mark(s) of MSCI® or its affiliates and have been licensed for use for certain purposes by HSBC USA Inc. The offered notes referred to herein are not sponsored, endorsed, or promoted by MSCI®, and MSCI® bears no liability with respect to any such offered notes. This prospectus supplement contains a more detailed description of the limited relationship MSCI® has with HSBC USA Inc. and any related notes. No purchaser, seller or holder of the offered notes, or any other person or entity, should use or refer to any MSCI® trade name, trademark or service mark to sponsor, endorse, market or promote the offered notes without first contacting MSCI® to determine whether MSCI®’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI® without the prior written permission of MSCI®.

THE OFFERED NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI®, ANY AFFILIATE OF MSCI® OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI® INDEX. THE MSCI® INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI®. MSCI® AND THE MSCI® INDEX NAMES ARE SERVICE MARK(S) OF MSCI® OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY HSBC USA INC. NEITHER MSCI®, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI® INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE OFFERED NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN THE OFFERED NOTES PARTICULARLY OR THE ABILITY OF ANY MSCI® INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI® OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI® INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI® WITHOUT REGARD TO THE OFFERED NOTES OR THE ISSUER OR OWNER OF THE OFFERED NOTES. NEITHER MSCI®, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI® INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF THE OFFERED NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI® INDEXES. NEITHER MSCI®, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI® INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE OFFERED NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE OFFERED NOTES ARE REDEEMABLE FOR CASH. NEITHER MSCI®, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI® INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF THE OFFERED NOTES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE OFFERED NOTES.

ALTHOUGH MSCI® SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI® INDEXES FROM SOURCES WHICH MSCI® CONSIDERS RELIABLE, NEITHER MSCI®, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI® INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI® INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI®, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI® INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE’S CUSTOMERS OR COUNTERPARTIES, ISSUERS OF THE OFFERED NOTES, OWNERS OF THE OFFERED NOTES OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI® INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI®, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI® INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI® INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI®, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI® INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI®, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI® INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI® INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI®, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI® INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller or holder of the offered notes, or any other person or entity, should use or refer to any MSCI® trade name, trademark or service mark to sponsor, endorse, market or promote the offered notes without first contacting MSCI® to determine whether MSCI®’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI® without the prior written permission of MSCI®.
All disclosures contained in this prospectus supplement regarding the index, including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by MSCI®. HSBC USA Inc. does not assume any responsibility for the accuracy or completeness of that information.

The graph below illustrates the performance of the index from 1/2/97 to 9/25/07, as well as the upper index barrier and the lower index barrier, assuming an index starting level of 2,249.07 which was the index closing level on September 25, 2007 as reported on Bloomberg L.P., and an absolute return barrier of 23.50% (the actual index starting level and absolute return barrier will be determined on the trade date). The historical levels of the index should not be taken as an indication of future performance. Numbers have been rounded for ease of analysis.
The index closing level on September 25, 2007 was 2,249.07

Certain ERISA Considerations
The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain restrictions on employee benefit plans (“ERISA plans”) that are subject to ERISA and on persons who are fiduciaries with respect to such ERISA plans. In accordance with the ERISA’s general fiduciary requirements, a fiduciary with respect to any such ERISA plan who is considering the purchase of securities on behalf of such ERISA plan should determine whether such purchase is permitted under the governing ERISA plan documents and is prudent and appropriate for the ERISA plan in view of its overall investment policy and the composition and diversification of its portfolio. Other provisions of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) prohibit certain transactions between an ERISA plan or other plan subject to Section 4975 of the Code (such plans and ERISA plans, “plans”) and persons who have certain specified relationships to the plan (“parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of Section 4975 of the Code). Thus, a plan fiduciary considering the purchase of securities should consider whether such a purchase might constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code.

The issuer or dealers selling securities may each be considered a “party in interest” or a “disqualified person” with respect to many plans. The purchase of securities by a plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(c)(1) of the Code) and with respect to which the issuer or the dealers selling securities is a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such securities are acquired pursuant to and in accordance with an applicable statutory or administrative exemption. Administrative exemptions include such as Prohibited Transaction Class Exemption (“PTCE”) 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 91-38 (an exemption for certain transactions involving bank collective investment finds), PTCE 95-60 (an exemption for certain transactions involving life insurance general accounts), PTCE 96-23 (an exemption for certain transactions determined by in house investment managers), or PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts).

It should also be noted that the recently enacted Pension Protection Act of 2006 contains a statutory exemption from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code for transactions involving certain parties in interest or disqualified persons who are such merely because they are a service provider to a plan, or because they are related to a service provider. Generally, the exemption would be applicable if the party to the transaction with the plan is a party in interest or a disqualified person to the plan but is not (i) an employer, (ii) a fiduciary who has or exercises any discretionary authority or control with respect to the investment of the plan assets involved in the transaction, (iii) a fiduciary who renders investment advice (within the meaning of ERISA and Section 4975 of the Code) with respect to those assets, or (iv) an affiliate of (i), (ii) or (iii). Any plan fiduciary relying on this statutory exemption (Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) and purchasing securities on behalf of a plan will be deemed to represent that (x) the fiduciary has made a good faith determination that the plan is paying no more than, and is receiving no less than, adequate consideration in connection with the transaction and (y) neither the issuer nor any affiliates of the issuer directly or indirectly exercises any discretionary authority or control or renders investment advice (as defined above) with respect to the assets of the plan which such fiduciary is using to purchase the securities, both of which are necessary preconditions to utilizing this exemption. Any purchaser that is a plan is encouraged to consult with counsel regarding the application of the foregoing exemptions or any other statutory or administrative exemption.

Certain employee benefit plans, such as governmental plans (as defined in Section 3(32) of ERISA) and, if no election has been made under Section 410(d) of the Code, church plans (as defined in Section 3(33) of ERISA), are not subject to Section 406 of ERISA or Section 4975 of the Code. However, such plans may be subject to the provisions of applicable federal, state or local or other laws, rules or regulations ("similar law") substantially similar to the foregoing provisions of ERISA or the Code. Fiduciaries of such plans ("similar law plans") should consider applicable similar law when investing in the securities.

By its purchase of any offered security, the purchaser or transferee thereof will be deemed to represent, on each day from the date on which the purchaser or transferee acquires the offered security through and including the date on which the purchaser or transferee disposes of its interest in such offered security, either that (a) it is not a plan, a similar law plan or an entity whose underlying assets include the assets of any plan or similar law plan or (b) its purchase, holding and disposition of such security will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a non-exempt violation of similar law. Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and/or disposition of the securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any similar laws.

The sale of securities to a plan or a similar law plan is in no respect a representation by the issuer or any of its affiliates that such an investment meets all relevant legal requirements with respect to investments by plans or similar law plans generally or any particular plan or similar law plan, or that such an investment is appropriate for a plan or a similar law plan generally or any particular plan or similar law plan.

Any person proposing to acquire any securities on behalf of a plan or similar law plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto and all other relevant considerations.

Discontinuance or Modification of the Index
If the reference sponsor (as defined below) discontinues publication of or otherwise fails to publish the index on any day on which the index is scheduled to be published and the reference sponsor or another entity publishes a successor or substitute index that the calculation agent determines to be comparable to the discontinued index (the comparable index, the “successor index”), then that successor index will be deemed to be the index for all purposes relating to the notes, including for purposes of determining whether a market disruption event exists. Upon any selection by the calculation agent of a successor index, the calculation agent will furnish written notice to us and the holders of the notes.

If the index is discontinued or if the reference sponsor fails to publish the index and the calculation agent determines that no successor index is available at that time, then the calculation agent will determine the index ending level using the same general methodology previously used by the reference sponsor. The calculation agent will continue to make that determination until the earlier of (i) the final valuation date or (ii) a determination by the calculation agent that the index or a successor index is available. In that case, the calculation agent will furnish written notice to us and the holders of the notes.

If at any time the method of calculating the index or a successor index, or the value thereof, is changed in a material respect, or if the index or a successor index is in any other way modified so that, in the determination of the calculation agent, the level of the index does not fairly represent the level of the index or successor index that would have prevailed had those changes or modifications not been made, then the calculation agent will make the calculations and adjustments as may be necessary in order to determine a level comparable to the level that would have prevailed had those changes or modifications not been made. If, for example, the method of calculating the index or a successor index is modified so that the level of the index is a fraction of what it would have been if it had not been modified, then the calculation agent will adjust the index in order to arrive at a level of the index or the successor index as if it had not been modified. In that case, the calculation agent will furnish written notice to us and the holders of the notes.

Notwithstanding these alternative arrangements, discontinuance of the publication of the index may adversely affect the value of, and trading in, the notes.

“Reference sponsor” means the Morgan Stanley Capital International Inc.

Events of Default and Acceleration
If the calculation agent determines that the notes have become immediately due and payable following an event of default (as defined in the prospectus) with respect to the notes, the calculation agent will determine the accelerated cash settlement value due and payable in the same general manner as described in “Indicative Terms” in this free writing prospectus. In that case, the scheduled trading day preceding the date of acceleration will be used as the final valuation date for purposes of determining the accelerated index return. If a market disruption event exists with respect to the index on that scheduled trading day, then the accelerated final valuation date for that index will be postponed for up to eight scheduled trading days (in the same general manner used for postponing the originally scheduled final valuation date). The accelerated maturity date will be the third business day following the accelerated final valuation date.

If the notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments, if any, with respect to the notes. For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the prospectus.

Supplemental Plan of Distribution
We will agree to sell to UBS Financial Services Inc. (the “Agent”), and the Agent has agreed to purchase, all of the securities at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b). We have agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount to its affiliates.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the securities in the secondary market, but is not required to do so. We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.